      As filed with the Securities and Exchange Commission on June 18, 2002
                                                     Registration No. 333-63640
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                 ---------------
                            TRIKON TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


                          Delaware                                               95-4054321
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

                                  Ringland Way
                     Newport, Gwent NP18 2TA, United Kingdom
                               44 (0) 1633 414 000
       (Address, including zip code, and telephone including area code, of registrant's principal executive offices)

              Nigel Wheeler, President and Chief Executive Officer
                                  Ringland Way
                     Newport, Gwent NP18 2TA, United Kingdom
                               44 (0) 1633 414 000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Stephen B. Selbst, Esq.
                             McDermott, Will & Emery
                              50 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 547-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Section 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of earlier effective Registration Statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
===============================================================================

                                EXPLANTATORY NOTE


         This Post-Effective Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-63640, is being filed by Trikon Technologies, Inc., a Delaware corporation (the "Registrant), the successor registrant to Trikon Technologies, Inc., a California corporation (the "California Corporation"). This Post-Effective Amendment No. 1 is being filed with the Securities and Exchange Commission (the "Commission") as the result of the reincorporation merger (the "Reincorporation") that became effective on May 17, 2002. The Reincorporation was effected by a merger of the California Corporation with and into the Registrant, which, prior to effecting the Reincorporation, was a wholly owned subsidiary of the California Corporation.

         Pursuant to the terms of the Agreement and Plan of Merger between the Registrant and the California Corporation, each outstanding share of common stock of the California Corporation was automatically converted into one share of the Registrant's common stock, $0.001 par value per share, at the time the Reincorporation became effective. In addition, the Registrant adopted the California Corporation's 1991 Stock Option Plan and the California Corporation's 1998 Stock Option Plan. Each stock certificate representing issued and outstanding shares of common stock of the California Corporation continues to represent the same number of shares of common stock of the Registrant. The California Corporation's common stock was quoted on the Nasdaq National Market System and, the Registrant's common stock continues to be quoted on the Nasdaq National Market System under the same symbol ("TRKN") as the shares of the California Corporation's common stock had been traded.

         The Reincorporation was approved by the shareholders of the California Corporation at the annual meeting of stockholders of the California Corporation held on May 16, 2002 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         In accordance with paragraph (d) of Rule 414 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant, as the successor registrant to the California Corporation, hereby expressly adopts the Registration Statement of the California Corporation on Form S-3, Registration Statement No. 333-63640, as its own Registration Statement for all purposes of the Securities Act and the Exchange Act, which adoption is effective as of and at the effective time of the Reincorporaiton.

                                     PART II

Item 15.  Indemnification of Directors and Officers.

         The Company's Certificate of Incorporation provides that, to the extent permitted by the Delaware General Corporation Law ("DGCL"), directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Company's Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by the DGCL (including Section 145 of the DGCL), as the same may be amended from time to time, any and all persons whom it has the power to indemnify under the DCGL.

         The Company's By-Laws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director, officer, employee or agent of the Company or any person serving at the request of the Company as a director, officer, employee or agent of any other entity. Section 145 of the DGCL provides that a corporation may indemnify the persons named in the preceding sentence against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Company (or serving in any such capacity with another business organization at the request of the Company) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless a court determines otherwise.

Item 16.  Exhibits.

         The following exhibits, which are furnished with this Registration Statement or incorporated herein by reference, are filed as part of this Registration Statement.

EXHIBIT INDEX

2.1 Agreement and Plan of Merger, between Trikon Technologies, Inc., a Delaware corporation, and Trikon Technologies, Inc., a California corporation.*
3.1 Certificate of Incorporation of Trikon Technologies, Inc., a Delaware corporation.*
3.2      By-laws of Trikon Technologies, Inc., a Delaware corporation.*
#5       Opinion of McDermott, Will & Emery.
#23.1    Consent of Ernst & Young LLP
#23.2    Consent of McDermott, Will & Emery (contained in Exhibit 5).
24       Power of Attorney (on signature page).
------------------------

* (Previously filed as an exhibit to the Registrant's Proxy Statement for the 2002 Annual Meeting of Stockholders, and incorporated herein by reference.)
#        Filed herewith.

Item 17.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport, Gwent, United Kingdom, on the 12th day of June, 2002.


                                                     TRIKON TECHNOLOGIES, INC.

                                                     By: /s/ Nigel Wheeler
                                                         ----------------------
                                                     Nigel Wheeler
                                                     Chairman of the Board and
                                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

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

          Signature                                           Title                                   Date
          ---------                                           -----                                   ----
                                      Chief Executive Officer, President and Chief Operating      June 12, 2002
   /s/ Nigel Wheeler                  Officer and Director (Principal Executive Officer)
--------------------------------
         Nigel Wheeler

   /s/ William Chappell               Chief Financial Officer and Secretary                       June 12, 2002
--------------------------------      (Principal Financial and Accounting
       William Chappell               Officer)


               *                      Chairman of the Board and Director                          June 12, 2002
--------------------------------
     Christopher D. Dobson

                *                     Director                                                    June 12, 2002
--------------------------------
        Richard M. Conn

               *                      Director                                                    June 12, 2002
--------------------------------
     Stephen N. Wertheimer

                *                     Director                                                    June 12, 2002
--------------------------------
      Robert R. Anderson

*  By: /s/ Nigel Wheeler
      --------------------------
      Nigel Wheeler
      Attorney-in-Fact
